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                                                                   EXHIBIT 10.37



                                    AMENDMENT

      This Amendment ("this Amendment") is entered into by and between National City Corporation ("National City") and ________________ (the "Participant") effective January 1, 2003, and amends that certain Split Dollar Agreement dated as of January 1, ____, by and between the Participant and National City.

                                   WITNESSETH:

WHEREAS, National City and Participant entered into a Split Dollar Agreement
      ("the Agreement") as of January 1, _____ regarding insurance purchased on the life of _________ ("Employee"); and

WHEREAS, since the effective date of the Agreement the Internal Revenue Service has issued regulatory interpretations and the Congress has passed laws that change assumptions that underlay the purposes of the Agreement; and

WHEREAS, National City and the Participant desire to amend the Agreement to better reflect the current legal and regulatory environment;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Amendment, National City and the Participant agree as follows:

1. Each term used in this Amendment that is defined in the Agreement and that is not otherwise defined shall have the meaning ascribed thereto in the Agreement.

2. Section 3(a) of the Agreement is amended to read in its entirety as follows:

      "(a) Each premium on the Policy shall be paid in full by the Employer as it becomes due."

3. Section 4 of the Agreement shall be amended to add thereto a new final sentence, as follows:

      "Notwithstanding any provision in this Agreement or in the Collateral Assignment to the contrary, the Employer shall have a security interest in the Policy only to the extent of the Employer's Policy interest as described in Section 5(a)."

4. Section 5(a) of the Agreement is amended to read in its entirety as follows:


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      "(a) Employer's Policy Interest. The Policy interests described in this
      Subsection 5(a) shall be referred to as the "Employer's Policy Interest."

            (1) In the event of the surrender or cancellation of the Policy during the term of this Agreement, the Employer's Policy Interest is limited to its right to recover a portion of the cash value equal to the lesser of (i) the cumulative amount of premiums on the Policy paid by the Employer prior to January 1, 2003, reduced by premiums reimbursed to it by the Participant or (ii) the entire Policy cash value.

            (2) Upon termination of the Plan prior to the third Policy anniversary, the Employer shall have the sole right at its election pursuant to the terms of the Policy to change the Policy to a term policy and receive a refund of premiums it paid prior to January 1, 2003, less the cost of the change.

            (3) Upon the Employee's death during the term of this Agreement, the Employer's Policy Interest is the greater of (i) the entire death benefit payable under the Policy reduced by the death benefit payable to the Participant's beneficiary as provided in either Subsection 5(b)(2) or Subsection 5(b)(3) or (ii) an amount equal to the cumulative amount of premiums on the Policy paid by the Employer prior to January 1, 2003, reduced by premiums reimbursed to it by the Participant."

5. Section 5(b)(2) of the Agreement is amended to read in its entirety as follows:

      "(2) Upon the Employee's death during the term of this Agreement, the Participant's Policy Interest payable to the Participant's beneficiary is the lesser of (i) the Participant's Death Benefit specified in Schedule A payable in the policy year of the Employee's death or (ii) the entire death benefit payable under the Policy reduced by the excess of the cumulative amount of premiums on the Policy paid by the Employer prior to January 1, 2003, over premiums reimbursed to it by the Participant."

6.    Section 6(a) is amended to add thereto a final sentence, as follows:

      "Notwithstanding any other provision in this Agreement, this Agreement shall terminate automatically and immediately effective upon the date that it becomes illegal for either party to perform its duties under this Agreement."

7. Subsection 6(b)(1) is amended such that the first sentence thereof reads as follows:

      "(1) Except as provided in Subsections 6(b)(2) or (3), upon occurrence of any of the events described in Subsections 6(a)(1) through (4) above or upon termination of this Agreement pursuant to the last sentence of
      Section 6(a) above


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      or upon termination for Cause, the Participant shall have the right to pay the Employer within sixty (60) days following the date of such occurrence an amount equal to the Employer's Policy Interest."

8. Section 8 of the Agreement shall be amended to read in its entirety as follows:

            "8. ERISA. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is a "welfare plan" under ERISA. This Agreement (including the Schedules) constitutes a summary plan description under ERISA.

            (a) Plan Name: National City Corporation Split Dollar Life Insurance Plan

            (b) Type of Plan: Welfare Benefit plan providing life insurance

            (c) Plan Number: 550

            (d) Plan Year: January 1 - December 31

            (e) Employer: National City Corporation, Attention Corporate Human Resources, P.O. Box 5756, Cleveland, Ohio 44101, telephone (216) 222-2000, Federal Tax ID #34-1111088.

            (f) Plan Administrator: National City Corporation, P.O. Box 5756, Cleveland, Ohio 44101, telephone (216) 222-2000. The Plan is self-administered by National City Corporation. Benefits are payable solely from the Policy which is the subject of this Agreement.

            (g) Agent for Service of Legal Process: National City Corporation, Attention Law Department Receptionist, 1900 E. 9th Street, Cleveland, Ohio 44114 (Service of process may also be made on the Plan Administrator).

            (h) Eligibility Requirements: You may obtain a list of Employers from the Plan Administrator. You are eligible to participate in the Plan if you are an employee of an Employer and are designated as eligible to participate by the Incentive Compensation Committee or such other committee as may be designated by the Employer from time to time.

            (i) Claims: (a) For purposes of the determination of the amount of and entitlement to life insurance benefits under the Policy, the insurer is the named fiduciary under the Plan with the full power to interpret and apply the terms of the Plan as they relate to the benefits provided under the Policy.


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                  (b) For claims procedure purposes, the "Claims Manager" shall be the Executive Vice President and Department Manager of Corporate Human Resources of the Employer and such other persons as he or she may designate from time to time.

                  (1) If for any reason a claim for benefits under this Agreement is denied, in whole or in part, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Agreement, the Policy, the Collateral Assignment, or the Plan on which the denial is based, such other data or information as may be pertinent for the claimant to perfect his claim and information on the procedures to be followed by the claimant in obtaining a review of the claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                        (i) The claimant's claim shall be deemed filed when presented in writing to the Claims Manager. The claimant may designate an authorized representative to handle the claim by filing an authorization with the Plan Administrator on a form to be supplied by the Plan Administrator.

                        (ii) The Claims Manager's explanation shall be in writing delivered to the claimant within a reasonable time not longer than ninety (90) days after the date the claim is filed. If a claimant does not receive a decision within such 30-day or 45-day period, as the case may be, the claim shall be deemed to have been denied in full. The Claims Manager's notice of the denial will set forth the specific reason or reasons for the denial, reference to the plan provision on which the denial is based, a description of any additional material or information necessary to complete the claim, and an explanation of why the information is necessary, and appropriate information as to the steps to be taken to appeal the determination, including the right to submit written comments and have them considered, the right to review (on request at no charge) relevant documents and other information, and the right to file suit under ERISA with respect to any adverse determinations after appeal of the claim.

                  (2) The claimant shall have sixty (60) days following receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant's representative may submit pertinent documents and written issues and comments.

                  (3) The Claims Manager shall decide the issue on review and furnish the claimant with a copy of the decision within a reasonable time but not longer than sixty (60) days after receipt of the claimant's request for review of the claim. The person or people who decide the claim on review will not be the same as those who made the initial decision or that person's subordinate. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Agreement, the Policy, the Collateral Assignment, or the Plan on which the decision

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      is based, a statement of the claimant's right to review (on request and at no charge) relevant documents and other information, and if the claim was decided in reliance on an internal rule or similar criterion, then a description of the rule, and a statement of the claimant's right to bring suit under ERISA Section 502(a). If a copy of the decision is not furnished to the claimant within sixty (60) days, the claim shall be deemed denied on review. To the extent permitted by applicable law, the Claims Manager's decision shall be final and binding upon all parties.

            (j) ERISA Rights: The Employee is entitled to certain rights and protections under ERISA. ERISA provides that all participants shall be entitled to:

                        Examine, without charge, at the Plan Administrator's
                  office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 series) filed by the plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

                        Obtain upon written request to the plan administrator,
                  copies of documents governing the operation of the plan, including insurance contracts and copies of the latest annual report (Form 5500 Series).

                        In addition to creating rights for plan participants,
                  ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

                        If your claim for a benefit is denied or ignored, in
                  whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

                        Under ERISA, there are steps you can take to enforce the
                  above rights. For instance, if you request a copy of the plan documents or the latest annual report and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit

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                  in a state or Federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in a Federal court.

                        If it should happen that plan fiduciaries misuse the
                  plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal Court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay those costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

                        If you have any questions about your plan, you should
                  contact the plan administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210."

9.    Section 14 of the Agreement is amended to read in its entirety as follows:

      "Neither the Employer nor any of its agents, consultants or advisors guarantees any particular income tax treatment of this Agreement, the Collateral Agreement, the Plan and the Policy. The Participant and the Employee acknowledge that while this Agreement is in effect the Employee is subject to income taxation and withholding currently on any premiums paid by the Employer. The Participant also acknowledges that although the Policy is designed not to be or become a Modified Endowment Contract ("MEC") as defined in Section 7702A of the Internal Revenue Code of 1986, it may nevertheless be or become a MEC. Under a MEC, cash withdrawals and Policy loans are taxed to the extent that there are earnings in the Policy, and may be subject to an additional tax. The Participant represents that the Participant has consulted with such attorneys and advisors as the Participant deems necessary and has not relied and does not rely on the Employer's advice or statements in entering into this Agreement."

10.   The Agreement is amended to add thereto a new Section 17, as follows:

      "The Employer shall not arrange for or purchase any additional policies of insurance under the Agreement notwithstanding that the life insurance coverage provided under Policies issued to the date of this Amendment does not exceed twice the Employee's base salary paid by the Employer."


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11.   Except as amended by this Amendment, the Agreement shall be unchanged.


                                          National City Corporation



By:                                       By:
    --------------------------------          -------------------------------

                                          Its

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Witness


Acknowledged:


------------------------------------
Employee


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